EXHIBIT 11.2
                            Schick Technologies, Inc.
                        Computation of Earnings Per Share

                                                                                               Weighted
                                                                                Days           Average
                                                             Shares         Outstanding         Shares
                                                          --------------------------------------------
Six months ended September 30, 1997
-----------------------------------

Shares outstanding at April 1,1997                           7,957,321          181           7,957,321

Sale and issuance of common stock                            2,012,500           91           1,011,809

Cheap stock consideration for stock, stock options
and warrants issued during fiscal 1997                         305,489           90             151,901

Stock options and warrants considered to be common
stock equivalents                                              438,191           91             220,306

Options issued during fiscal 1998                               12,272           82               5,559
                                                                                             ----------

   Weighted average shares outstanding                                                        9,346,896

   Net income for the six months ended September 30, 1997                                    $  312,452
                                                                                             ----------

   Net income per share                                                                      $     0.03
                                                                                             ==========


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